EXHIBIT 12(b)




                                February 25, 2000


First American Investment Funds, Inc.
c/o SEI Corporation
Oaks, Pennsylvania 19456

Ladies and Gentlemen:

         We have acted as counsel to First American Investment Funds, Inc. ("FAIF") in connection with the proposed acquisition of all of the assets and all of the liabilities of Regional Equity Fund ("Acquired Fund"), a separately managed series of FAIF, by Small Cap Value Fund ("Acquiring Fund"), a separately managed series of FAIF, pursuant to an Agreement and Plan of Reorganization dated as of February 25, 2000, by and between FAIF on behalf of the Acquired Fund and FAIF on behalf of the Acquiring Fund (the "Agreement").

         You have requested our opinion concerning certain federal income tax consequences of the exchange of Acquiring Fund Shares for the assets and liabilities of Acquired Fund and the distribution of such shares to Acquired Fund Shareholders upon liquidation of Acquired Fund, all pursuant to the Agreement (the "Reorganization"). In this regard we have examined (1) the Agreement, (2) the Registration Statement on Form N-14 (including, but not limited to, the Prospectus and Proxy Statement included therein) filed with the Securities and Exchange Commission on or about October 20, 1999, and such other documents and records as we consider necessary in order to render this opinion. Unless otherwise provided herein, capitalized terms used in this opinion shall have the same meaning as set forth in the Prospectus and Proxy Statement or the Agreement, as the case may be.

         Pursuant to the Agreement, all of the assets and all of the liabilities of the Acquired Fund as of the Closing will be exchanged for shares of common stock of Acquiring Fund having an aggregate net asset value equal to the net value of the assets of Acquired Fund at the Closing. All Acquiring Fund Shares then held by Acquired Fund, representing all of the assets of Acquired Fund, will be distributed to Acquired Fund Shareholders pursuant to the Agreement in a liquidating distribution and all of the issued and outstanding shares of Acquired Fund at the Closing shall be redeemed and cancelled on the books of Acquired Fund. In the distribution, each Acquired Fund Shareholder will receive Acquiring Fund Shares of a class corresponding to the class of shares that he or she held in Acquiring Fund, with a net asset value equal at the Closing to the net asset value of the shareholder's Acquired Fund Shares as of such time.

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February 25, 2000
Page 2


         The acquisition of all of the assets and all of the liabilities of Acquired Fund by the Acquiring Fund is being undertaken because the Board of Directors of the Piper Funds has determined that the Reorganization is expected to provide certain benefits to the Regional Equity Fund and the Small Cap Value Fund and is in the best interests of each Fund and its respective shareholders. The Board of Directors has also determined that the interests of the existing shareholders of each Fund will not be diluted as a result of the Reorganization. The Board considered, among other things, the following factors in making such determinations: (1) the advantages which may be realized by the Regional Equity Fund and the Small Cap Value Fund, consisting of a potentially reduced expense ratio before waivers, economies of scale resulting from fund growth, and facilitation of portfolio management; (2) the tax-free nature of the proposed Reorganization; (3) the fact that neither of the Funds had disproportionately large unrealized capital gains; (4) the terms and conditions of the Plan, including that (a) the exchange of Regional Equity Fund shares for Small Cap Value Fund shares will take place on a net asset value basis; and (b) no sales charge will be incurred by Regional Equity shareholders in connection with their acquisition of Small Cap Value Fund shares in the Reorganization; (5) the agreement of the Adviser to bear the costs associated with the proposed Reorganization; (6) the fact that the advisory fee, Rule 12b-1 fees and sales charges would remain constant for Regional Equity Fund shareholders; (7) the Small Cap Value Fund's agreement that (a) former holders of Regional Equity Fund Class B shares who receive Small Cap Value Fund Class B shares in the Reorganization will receive credit for the period they held Regional Equity Fund Class B shares in applying the six-year step-down of the contingent deferred sales charge on Small Cap Value Fund Class B shares and in determining the date upon which such shares convert to Small Cap Value Fund Class A shares; and (b) in applying the 18-month 1% deferred sales charge on purchases of Class A shares with respect to which the front-end sales charge was waived, credit will be given for the period a former Regional Equity Fund shareholder who is subject to such a deferred sales charge held his or her shares; (8) the fact that there is a substantial overlap in the holdings of the Funds; and (9) the fact that in no event will the holders of Regional Equity Fund shares become subject to a less advantageous total expense "cap" as a result of the proposed combination of Funds.

         Our opinion is based upon existing law and currently applicable Treasury Regulations, currently published administrative positions of the Internal Revenue Service contained in Revenue Rulings and Revenue Procedures and judicial decisions, all of which are subject to change prospectively and retroactively. It is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or an administrative agency will concur in the opinion.

         Based on the Agreement, the other documents referred to herein, the facts and assumptions stated above, as well as representations made by FAIF in a Certificate dated February 25, 2000, representations made by U.S. Bank National Association, adviser to Acquiring Fund and Acquired Fund, in a Certificate dated February 25, 2000, the provisions of the Code and judicial and administrative interpretations as in existence on the date hereof, it is our opinion that the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and that Acquiring Fund and Acquired Fund will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

         On the basis of the foregoing opinion that the Reorganization will constitute a reorganization within the meaning of Section 368 of the Code, it is further our opinion that:

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February 25, 2000
Page 3


         (i) Acquired Fund shareholders will recognize no income, gain or loss upon receipt, pursuant to the Reorganization, of Acquiring Fund Shares. Acquired Fund shareholders subject to taxation will recognize income upon receipt of any net investment income or net capital gains of Acquired Fund which are distributed by the Acquired Fund prior to the Closing;

         (ii) the tax basis of Acquiring Fund Shares received by each Acquired Fund shareholder pursuant to the Reorganization will be equal to the tax basis of the Acquired Fund shares exchanged therefor;

         (iii) the holding period of the Acquiring Fund shares received by each Acquired Fund shareholder pursuant to the Reorganization will include the period during which the Acquired Fund shareholder held the Acquired Fund shares exchanged therefor, provided that the Acquired Fund shares were held as a capital asset at the Closing;

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February 25, 2000
Page 4


         (iv) Acquired Fund will recognize no income, gain or loss by reason of the Reorganization;

         (v) Acquiring Fund will recognize no income, gain or loss by reason of the Reorganization;

         (vi) the tax basis of the assets received by Acquiring Fund pursuant to the Reorganization will be the same as the basis of those assets in the hands of Acquired Fund as of the Closing;

         (vii) the holding period of the assets received by Acquiring Fund pursuant to the Reorganization will include the period during which such assets were held by Acquired Fund, provided that Acquired Fund held such assets as capital assets as of the Closing; and

         (viii) Acquiring Fund will succeed to and take into account the earnings and profits, or deficit in earning and profits, of Acquired Fund as of the Closing.

         The foregoing opinion is being furnished to you solely for your benefit in connection with the Reorganization and may not be relied upon by, nor may copies be delivered to, any person without our prior written consent. Our opinion is limited to the matters expressly addressed in the eight (8) numbered paragraphs above. No opinion is expressed and none should be inferred as to any other matter.

         We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form N-14 and to the reference to this firm under the caption (Information Relating to the Proposed Reorganization -- Federal Income Tax Consequences) in the Prospectus/Proxy Statement included in Part A of said Registration Statement.

                                       Very truly yours,



BJS/WRG